Filed pursuant to Rule 424(b)(3)
Registration No. 333-259975
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated October 12, 2021)

24,142,065 Shares
CLASS A COMMON STOCK

This prospectus supplement further supplements and updates the prospectus dated October 12, 2021, as the same may be amended from time to time, referred to herein as the Prospectus, relating to the resale by certain selling shareholders referred to in the Prospectus of up to 24,142,065 shares of Qualtrics International Inc.’s Class A common stock. Such shares were issued and have been registered pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated July 29, 2021 to acquire Clarabridge, Inc.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or other supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement incorporates into the Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 2, 2021.
Qualtrics International Inc.’s Class A common stock trades on the Nasdaq Global Select Market under the symbol “XM.” On November 1, 2021, the last reported sale price of our Class A common stock was $46.55 per share.

Our business and an investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of the Prospectus and in the documents incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 2, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2021

QUALTRICS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39952	47-1754215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 West River Park Drive
Provo, Utah 84604
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (385) 203-4999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

In connection with the proposed offering (the “Offering”) of shares of Class A common stock, par value $0.0001 per share, by Qualtrics International Inc., a Delaware corporation (the “Company”), on October 28, 2021, SAP America, Inc., a wholly-owned subsidiary of SAP SE (“SAP”) and the holder of all the outstanding shares of Class B common stock of the Company, approved by written consent in accordance with the Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws the Offering, including the issuance of shares thereby. SAP holds 423,170,610 shares of the Company’s Class B common stock, representing 100% of the outstanding shares of the Company’s Class B common stock as of October 1, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTRICS INTERNATIONAL INC.

Dated: November 2, 2021	By:	/s/ Blake Tierney
	Name:	Blake Tierney
	Title:	General Counsel